Exhibit 10.1
THIRD AMENDMENT
TO THE
AVANTAX, INC. 2016 EMPLOYEE STOCK PURCHASE PLAN

This Third Amendment to the Avantax, Inc. 2016 Employee Stock Purchase Plan (this “Amendment”), is adopted by action of the Compensation Committee of the Board of Directors (the “Committee”) of Avantax, Inc. (f/k/a Blucora, Inc.), a Delaware corporation (the “Company”), subject to and to be effective upon the approval of the stockholders of the Company. Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Avantax, Inc. 2016 Employee Stock Purchase Plan (as amended, the “Plan”).

WHEREAS, upon obtaining requisite stockholder approval, Section 16 of the Plan permits the Committee to amend the Plan, to increase the total number of shares as to which Options may be granted under the Plan;

WHEREAS, under the Plan, the maximum number of shares of Common Stock that may be delivered pursuant to the exercise of Options granted under the Plan is 1,350,000 shares, of which 193,709 shares currently remain available for issuance pursuant to the Plan; and

WHEREAS, the Committee desires to approve and adopt the Amendment, subject to stockholder approval of the Amendment, to increase the number of shares available for issuance under the Plan by 500,000 shares, and extend the term of the Plan.

NOW, THEREFORE, in accordance with Section 16 of the Plan, effective upon stockholder approval of the Amendment (such date, the “Amendment Effective Date”), the Committee hereby amends the Plan as follows:

Section 4 of the Plan is hereby amended by deleting said section in its entirety and replacing it with the following new Section 4:

Section 4.    STOCK SUBJECT TO PLAN

Subject to adjustment from time to time as provided in Section 20, a maximum of 1,850,000 shares of Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares. Any shares of Stock subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option), including, without limitation, in connection with the cancellation or termination of the Option, shall again be available for sale in connection with future grants of Options under the Plan.

1.Section 17 of the Plan is amended to replace “May 24, 2026” with “May 4, 2033.”

2.Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

* * * * * * * *

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed as of May 4, 2023 by its President and Chief Executive Officer, pursuant to prior action taken by the Committee.

AVANTAX, INC.

By	/s/ Christopher Walters
Name	Christopher Walters
Title	President and Chief Executive Officer